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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CNA Financial Corporation
(Name of Registrant as Specified In Its Charter)

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 24, 2019

To the stockholders of
CNA FINANCIAL CORPORATION:

        The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be held at 151 N. Franklin Street, 7th Floor Navy Pier 3 Room, Chicago, Illinois, on Wednesday, April 24, 2019, at 7:30 a.m., Chicago time, to consider the following proposals:

  (1)
  Election to the Board of the eleven nominees named in this proxy statement;

  (2)
  An advisory (non-binding) vote to approve named executive officer compensation;

  (3)
  Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2019; and

  (4)
  Transaction of such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on March 1, 2019 are entitled to notice of and to vote at this meeting. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,
STATHY DARCY Senior Vice President, Deputy General Counsel and Secretary
Chicago, Illinois March 15, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 24, 2019. This proxy statement and the 2018 Annual Report to Stockholders are posted on the Company's website at www.cna.com.

CNA FINANCIAL CORPORATION
151 N. FRANKLIN STREET, CHICAGO, ILLINOIS 60606

Proxy Statement
Annual Meeting, April 24, 2019

        The Board of Directors of CNA Financial Corporation ("CNA," "we" or the "Company") submits this proxy statement in connection with the solicitation of proxies from the stockholders in the form enclosed.

        The persons named in this proxy statement as nominees for election as directors have been designated by the Board.

        Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the stockholder's specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of the mailing of this proxy statement is March 15, 2019.

        The Annual Meeting is open to holders of our Common Stock. To attend the meeting, you will need to register upon arrival. We may check for your name on our stockholders' list and ask you to produce a valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own CNA Common Stock, it is possible that you will not be admitted to the meeting.

        Whether or not you plan to attend the meeting, you are encouraged to submit a proxy to vote your shares by the Internet, telephone or mail, as follows:

VOTE BY INTERNET (www.proxyvote.com)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

        On March 1, 2019, we had outstanding 271,336,366 shares of Common Stock. Holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 1, 2019 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of stockholders, including the Annual Meeting. In accordance with the Company's By-Laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eleven nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will be counted for determining the presence of a quorum, but will not have any effect on the outcome of the election. The affirmative vote of shares representing a majority of the shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.

Principal Stockholder

        The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 1, 2019, (unless otherwise noted) based on filings with the Securities and Exchange Commission ("SEC"). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Loews Corporation ("Loews")	242,649,773	89.43%
667 Madison Avenue
New York, New York 10065-8087

        Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. Loews has advised the Company's Board of Directors that it intends to vote FOR the election of each of the Board's nominees for director, FOR the advisory (non-binding) vote approving named executive officer compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2019. There are no agreements between CNA and Loews with respect to the election of CNA directors or with respect to the other matters to come before the meeting.

Director and Officer Holdings

        The following table sets forth certain information as to shares of our Common Stock, as well as shares of common stock of Loews, our principal stockholder, beneficially owned by each director and nominee, and each Named Executive Officer included in the Summary Compensation Table in this proxy statement (individually, an "NEO" and collectively, the "NEOs"), and by all executive officers and directors of the Company as a group as of March 1, 2019 based on data furnished by them.

Name:	Shares of CNA Common Stock Beneficially Owned		Shares of Loews Common Stock Beneficially Owned
James M. Anderson	35,231	(1)	0
Michael A. Bless	0		0
Kevin J. Leidwinger	36,637	(2)	0
D. Craig Mense	123,089	(3)	0
Jose O. Montemayor	0		0
Don M. Randel	0		0
André Rice	0		0
Dino E. Robusto	25,460		0
Kenneth I. Siegel	0		146,037	(4)
Kevin G. Smith	5,899		0
Andrew H. Tisch	106,100		16,169,184	(5)
Benjamin J. Tisch	0		29,939
James S. Tisch	106,100		17,009,280	(6)
Jane J. Wang	0		16,181	(7)
Douglas M. Worman	18,440	(8)	0
Marvin Zonis	500		0
All executive officers, directors and nominees as a group (23 persons)	620,200	(9)	33,370,621	(10)

1.
Includes 6,172 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

2.
Includes 24,112 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

3.
Includes 21,298 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

4.
Includes 135,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

5.
Includes 360,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019. Also includes 7,691,285 shares which are deemed beneficially owned by Mr. A.H. Tisch and which are held in various trusts and 1,000,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. A.H. Tisch represent 5.23% of the outstanding shares of Loews Common Stock.

6.
Includes 360,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019. Also includes 7,872,043 shares which are deemed beneficially owned by Mr. J.S. Tisch and which are held in various trusts and 820,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. J.S. Tisch represent 5.50% of the outstanding shares of Loews Common Stock.

7.
Includes 11,252 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

8.
Includes 17,272 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

9.
Includes 172,046 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019. In aggregate, these holdings represent less than 1% of the outstanding shares of Common Stock.

10.
Includes 866,252 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date, or April 30, 2019.

ELECTION OF DIRECTORS
(Proposal No. 1)

        Pursuant to our By-Laws, the number of directors constituting the full Board of Directors has been fixed at eleven. Each director shall be elected at the Annual Meeting and shall hold office until the next Annual Meeting and until their successor is elected and qualified. Directors need not be stockholders of the Company. Unless authority to do so is withheld, shares represented by valid proxies will be voted for the eleven nominees identified below.

        Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will become unavailable.

        Set forth below is the name, principal occupation and business experience for at least the past five years, as well as certain other information for each nominee. Also, included below is information regarding the qualifications, attributes and skills that led to the conclusion that each of these individuals should be nominated to serve as a director.

        Michael A. Bless, President and Chief Executive Officer of Century Aluminum Company ("Century") since 2011 and a director of Century since 2012. He joined Century in 2006 as Executive Vice President and Chief Financial Officer. Mr. Bless serves on the Board of Directors for Simpson Manufacturing Company Inc., a publicly traded company, and is a National Trustee for the Midwest Region for Boys & Girls Club of America. His expansive financial knowledge, experience leading a public company and technical expertise is valuable to our Board. He serves on Audit, Compensation and Finance Committees. Mr. Bless was appointed to the Company's Board of Directors on October 13, 2017. Age 53.

        Jose O. Montemayor, principal of Black Diamond Capital Partners I, LP since 2005. From 1999 to 2005, Mr. Montemayor was Insurance Commissioner for the State of Texas. He is a certified public accountant and a member of the Society of Financial Examiners, the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Montemayor's extensive knowledge and experience of the insurance industry, including 12 years as a senior insurance regulator, is valuable to our Board. He serves on the Compensation and Finance Committees and is the Chairman of the Audit Committee. Mr. Montemayor has been a director since 2007. Age 68.

        Don M. Randel, Retired President of the Andrew W. Mellon Foundation, a position Mr. Randel held from July 2006 to March 2013. Prior to that, Mr. Randel served as President of the University of Chicago from 2000-2006. Mr. Randel's experience as a senior leader of a large institution is of great value to our Board. He serves on the Audit, Compensation and Finance Committees. Mr. Randel has been a director since 2002. Age 78.

        André Rice, Founder and President of Muller & Monroe Asset Management, LLC since 1999. Prior to that, Mr. Rice founded in 1986 Rice Group Ltd., an investment services company. He is a certified public accountant and a member of the National Association of Securities Professionals and the National Association of Investment Companies. Mr. Rice's extensive investment knowledge and experience is valuable to our Board. He serves on the Audit, Compensation and Finance Committees. Mr. Rice has been a director since April 2017. Age 61.

        Dino E. Robusto, Chairman of the Board and Chief Executive Officer since November 2016. Prior to officially assuming the roles of Chairman and CEO of the Company, Mr. Robusto served in various senior management capacities at Chubb Limited, most recently as President of Commercial and Specialty Lines of the Chubb Group of Insurance Companies and Executive Vice President of Chubb Limited from 2013 until his retirement from Chubb in November 2015. Prior to that, he was President of Personal Lines and Claims from 2011 through 2013. Mr. Robusto joined Chubb in 1986. He serves on the Board of Directors of Junior Achievement of New Jersey and formerly served on the Boards of Directors of Applied Systems Inc. and RAND Corporation's Institute for Civil Justice, and on the Board of Advisors of Catalyst, Inc. Mr. Robusto's extensive insurance experience enables him to provide deep insight and knowledge regarding all aspects of the commercial insurance industry. Mr. Robusto serves on the Executive and Finance Committees. He has been Chairman of the Board since November 2016. Age 60.

        Kenneth I. Siegel, Senior Vice President of Loews since 2009. Mr. Siegel is a Director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, and has served as Chairman of such Board since 2011. In addition, he serves on the Board of Directors of Diamond Offshore Drilling, Inc., a 51% owned subsidiary of Loews. Mr. Siegel served as a senior investment banker at Barclay's Capital from 2008 to 2009, and served in a similar capacity at Lehman Brothers from 2000 to 2008. Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions as a result of his positions at Loews, Barclay's Capital and Lehman Brothers. Mr. Siegel's experience in his position at Loews also provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged. This experience, combined with his financial and transactional expertise, will enable Mr. Siegel to provide valuable insight to our Board. Upon election, Mr. Siegel will serve on the Finance Committee. Age 62.

        Andrew H. Tisch, Co-Chairman of the Board of Loews since 2006. Mr. Tisch also serves as Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of the general partner of Boardwalk Pipeline Partners LP and serves on the Board of Directors of Diamond Offshore Drilling, Inc. Mr. Tisch's positions with Loews allow him to provide valuable perspective and advice to our Board. He serves on the Finance Committee and is the Chairman of the Executive Committee. Mr. Tisch has served as a director since 2006. He is the brother of James S. Tisch and the uncle of Benjamin J. Tisch. Age 69.

        Benjamin J. Tisch, Vice President of Loews. Before joining Loews in 2012, Mr. Tisch was a managing director at Fortress Investment Group Global Macro Fund, where he specialized in developed market interest rates and FX strategies. His position with Loews, along with his investment expertise, allows him to provide valuable perspective and advice to our Board. He serves on the Finance Committee. Mr. Tisch has served as a director since 2018. Mr. Tisch is the son of James S. Tisch and the nephew of Andrew H. Tisch. Age 36.

        James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. Mr. Tisch also serves as Director of Loews and Chairman of the Board of Directors of Diamond Offshore Drilling, Inc. Mr. Tisch served as Chief Executive Officer of Diamond Offshore Drilling, Inc. until 2008. He currently serves on the Board of Directors of General Electric Company, a publicly traded company. Mr. Tisch's positions with Loews allow him to provide valuable perspective and advice to our Board. He serves on the Executive Committee and is the Chairman of the Finance Committee. Mr. Tisch has served as a director since 1985. He is the brother of Andrew H. Tisch and the father of Benjamin J. Tisch. Age 66.

        Jane J. Wang, Vice President of Loews. Ms. Wang joined Loews in 2006 as an associate in the Corporate Development group. She is also a director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, since 2018. Ms. Wang is responsible for monitoring the performance of Loews's subsidiaries and also focuses on strategic planning, corporate development and financing. Her position with Loews allows her to provide valuable perspective and advice to our Board. She serves on the Finance Committee. Ms. Wang was appointed a director as of January 1, 2019. Age 37.

        Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Booth School of Business of the University of Chicago since 1989. Mr. Zonis has been a principal of Marvin Zonis & Associates, Inc., an international consulting firm, since its incorporation in 1978. He provides advice to various businesses and professional asset management firms all over the world, helping them to identify, assess and manage their risks in the changing global political environment. He has written extensively on globalization, digital technologies and emerging markets. Mr. Zonis brings to our Board broad experience in international economic and monetary affairs. He serves on the Audit and Finance Committees and is the Chairman of the Compensation Committee. Mr. Zonis has been a director since 1993. Age 82.

Director Independence

        Under the rules of the New York Stock Exchange (the "NYSE"), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of CNA, we are a controlled company within the meaning of the rules of the NYSE. Upon the election of the eleven nominees, our Board of Directors will not be composed of a majority of directors who are independent. Nevertheless, our Board of Directors has determined that the following current directors are independent under the listing standards of the NYSE (each, an "Independent Director" and collectively, the "Independent Directors"): Michael A. Bless, Jose O. Montemayor, Don M. Randel, André Rice and Marvin Zonis. In assessing independence, an affirmative determination is made as to whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the director or nominee or affiliated organization, whether they are being carried out at arms' length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

        Our Board has established guidelines to assist it in determining director independence under these listing standards. Under our Board's guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company's internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company's audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company's audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company's consolidated gross revenues.

Leadership Structure

        In the Company's leadership structure, the roles of Chairman of the Board and Chief Executive Officer are combined. The Board believes that this combined structure promotes unified leadership and direction for the Company. The Board meets regularly in executive session with the Chairman, without the presence of any other management personnel of the Company. In addition, the Board has complete and direct access to our entire management team.

        Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director whose primary responsibility is to preside over the executive sessions of the Independent Directors. The Chairmen of our Audit and Compensation Committees alternate annually as the presiding director. Mr. Montemayor, as Chairman of our Audit Committee, currently serves as presiding director until the Annual Meeting.

Board Oversight of Risk Management

        Within the general construct of oversight responsibility for our organization, the Audit Committee of the Board retains oversight responsibility for the integrity of the financial statements, compliance and ethics program, legal risk and overall policies and procedures relating to risk management, including oversight of accounting policies, financial statement disclosures and internal controls over financial reporting, compliance matters and oversight of the process for establishing insurance reserves. This includes oversight of ongoing risk management efforts, material changes to risk appetite of the Company and significant emerging risk exposure.

        The Company's management provides regular reports to the Audit Committee in respect of the Committee's role in oversight, including presentations on the key management judgments and any new or significant transactions or accounting policy changes impacting the Company's quarterly financial results, reportable deficiencies in the internal control over financial reporting, reserve establishment and factors considered in such establishment, key risk reports and ongoing risk management efforts, status and effectiveness of the Company's legal compliance and business ethics program and internal audit processes and results. These presentations and reports are the bases for productive dialogue between the members of the Audit Committee and senior Company officials with primary responsibility in these areas.

        The entire Board oversees the risk management framework with respect to material risk on an enterprise-wide basis, including reserve risk, market risk, liquidity risk, credit risk, reputational risk and specific risks relating to our business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, information technology, cybersecurity, human capital and business resiliency planning.

        Periodic reports are provided to the full Board by the Company's management which, among other things, seeks to systematically identify the principal risks facing the Company, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the full Board to conduct meaningful and substantive discussions and deliberations with senior management on these enterprise-wide risks.

Committees and Meetings

        Our Board of Directors has the following standing committees: Audit, Compensation, Executive, and Finance. Members of the Audit and Compensation Committees are set forth below. The current members of our Executive Committee are Andrew H. Tisch (Chairman), James S. Tisch and Dino E. Robusto. All directors currently serve as members of our Finance Committee.

        Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole performs the functions of a Nominating Committee. We do not have a specific policy regarding stockholder nominations of director candidates other than through the process described below in the "Stockholder Proposals for the 2020 Annual Meeting." Nominations for director positions are considered and determined by the Board through consultation with senior Company personnel. Possible nominees to our Board of Directors may be suggested by any Director to our Chairman of the Board or by any stockholder in the manner set forth under "Stockholder Proposals for the 2020 Annual Meeting." Although our Board of Directors does not have a formal policy on director diversity, our Board recognizes its importance and does take it into account in identifying director nominees.

        The Board does not currently have a retirement policy with respect to the Independent Directors.

Audit Committee

        The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management's conduct of our Company's financial reporting process, including review of the financial reports and other financial information of our Company, our Company's system of internal control over financial reporting, our Company's disclosure controls and procedures, and the annual independent audit of our Company's consolidated financial statements. This Audit Committee oversight of our financial statements covers both the consolidated financial statements reported in conformity with accounting principles generally accepted in the United States and the combined financials reported on a statutory basis for our domestic insurance companies. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate, and terminate our Company's independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required.

        The Charter of our Audit Committee is posted on the Company's website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Audit Committee are Jose O. Montemayor (Chairman), Michael A. Bless, Don M. Randel, André Rice and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and SEC regulations. Each of the current members is financially literate, as determined by our Board. Our Board has determined that Messrs. Bless and Montemayor are "audit committee financial experts" under NYSE and SEC standards.

        Our directors are asked annually to report to our Company the number of audit committees of public companies on which such director serves. During 2018, no director reported serving on more than three audit committees of public companies.

Compensation Committee

        The primary function of the Compensation Committee is to determine, based on, and after consideration of, recommendations of our management, all elements of compensation for the senior executive officers of the Company who are deemed executive officers as that term is defined in the Securities Act of 1933, as amended, including the NEOs. The Compensation Committee also reviews and approves the terms and conditions of any employment arrangements between the NEOs and the Company or its subsidiaries and oversees all aspects of the Incentive Compensation Plan. The Charter of our Compensation Committee is posted on the Company's website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Compensation Committee are Marvin Zonis (Chairman), Michael A. Bless, Jose O. Montemayor, Don M. Randel and André Rice, each of whom our Board of Directors has determined satisfies the requirement as an Independent Director, a "non-employee director" as set forth in Rule 16b-3 under the Securities Exchange Act of 1934.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics (the "Code") which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code, as well as the Corporate Governance Guidelines, are posted on the Company's website at www.cna.com and are also available in print free of charge to any stockholder who requests them. We intend to post on our website any changes to or waivers of this Code for our Chief Executive Officer and Chief Financial Officer.

Meetings

        During 2018, there were 4 meetings of our Board of Directors, 4 meetings of our Finance Committee, 5 meetings of our Audit Committee, 4 meetings of our Executive Committee and 3 meetings of our Compensation Committee. Each individual who served as a director of the Company for the entire year of 2018 attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during the year. Mr. Benjamin Tisch, elected to our Board in April 2018 and Ms. Jane J. Wang, appointed to our Board in January 2019, attended all Board and Committee meetings each was a member of subsequent to their respective director designation. Our Board encourages, but does not require, that all directors attend our stockholders' meetings. Each individual who served as a director of the Company as of the date of the 2018 Annual Meeting was present at the Meeting.

Audit Committee Report

        The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements. Our Company's accounting and financial reporting principles and internal control over financial reporting and our disclosure controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company's internal audit area and our independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing our Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. Such firm also issues an opinion on the Company's internal control over financial reporting.

        In the performance of its oversight function, the Audit Committee has considered and discussed the consolidated audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, "The Auditor's Communication with Those Charged with Governance". In addition, the Audit Committee has discussed with the accounting firm their independence in relation to the Company and its management, including the matters in the written disclosures and annual letter provided to the Audit Committee by the independent registered public accounting firm as required by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence.

        The members of the Audit Committee rely, without independent verification, on the information provided to them by management and the independent registered public accounting firm and on management's representation that our consolidated financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our consolidated financial statements or any professional certification as to the independent registered public accounting firm's work. Accordingly, our Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal control over financial reporting and our disclosure controls and procedures, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, or that our independent registered public accounting firm is in fact "independent".

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee's Charter, our Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2018 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Jose O. Montemayor (Chairman)
Michael A. Bless
Don M. Randel
André Rice
Marvin Zonis

Director Compensation

        As of January 1, 2018, each of our directors was entitled to an annual retainer of $54,000. In addition to an annual retainer, members of our Finance Committee were entitled to an annual retainer of $4,000 in 2018. The annual retainers for service as a member of the Audit and Compensation Committees are currently as follows: Compensation Committee (excluding Chairperson)—$25,000; Compensation Chairperson—$30,000; Audit Committee (excluding Chairperson)—$67,000; and Audit Chairperson—$87,000. Members of the Executive Committee do not receive compensation for their services in connection with the Executive Committee. No meeting-specific fees are otherwise provided. All director compensation is in cash and distributed on a monthly, pro-rated basis. Effective March 1, 2018, the Compensation Committee eliminated compensation to non-independent directors of the Company.

        The following table shows, for each non-employee director, the amount of compensation paid for his service during 2018:

Name	Fees
Michael A. Bless	$150,000
Jose O. Montemayor	$170,000
Don M. Randel	$150,000
André Rice	$150,000
Joseph Rosenberg(a)	$9,667
Andrew H. Tisch	$9,667
James S. Tisch	$9,667
Marvin Zonis	$155,000
(a)
Mr. Rosenberg retired from the Company's Board of Directors and Finance Committee effective December 31, 2018.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the 2018 compensation program for our NEOs. During 2018, our executive management team consisted of the following NEOs:

  •
  Dino E. Robusto, Chairman and Chief Executive Officer

  •
  James M. Anderson, Executive Vice President and Chief Financial Officer (appointed to such roles effective August 1, 2018)

  •
  D. Craig Mense, Executive Vice President (retired from Chief Financial Officer role effective July 31, 2018 and from the Company effective December 31, 2018)

  •
  Douglas M. Worman, Executive Vice President and Chief Underwriting Officer

  •
  Kevin J. Leidwinger, President and Chief Operating Officer, Commercial

  •
  Kevin G. Smith, President and Chief Operating Officer, Specialty

Overall Executive Compensation Philosophy and Objectives

        We believe that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company. Accordingly, our compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company's overall results and in each NEO's contribution to them. To meet these objectives, we have established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation.

        In addition, we continuously monitor the effectiveness of our compensation offerings for both NEOs and other senior leaders of the Company in order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment. In connection with such regular review, analysis and data collection regarding compensation effectiveness, we may from time to time recommend changes to our compensation plan design, particularly with respect to incentive-based compensation.

        In preparing and negotiating compensation and benefit terms with respect to each NEO, we seek to realize the goals and objectives described above and to include the elements of compensation described in this Compensation Discussion and Analysis.

What We Pay and Why: Components of Executive Compensation

        In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual's performance in the context of any contractual commitments to the individual executive, the extent and nature of the individual's responsibilities within the Company and the Company's performance during the period in question. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of compensation—a portion of which is to be paid as base salary and the balance of which would be incentive-based and equity-based awards, which are described in further detail in the "Narrative Supplement to the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table" section.

        The principal components of compensation for the Company's NEOs are:

  •
  Base salary;

  •
  Cash incentive compensation awards, based on annual performance measures;

  •
  Grants of stock-based awards; and

  •
  Retirement, medical and related benefits.

Quantitative and Qualitative Factors—Individual Performance

        In determining compensation, various factors are considered in evaluating each NEO's performance, including overall Company performance. In addition, other factors considered in determining annual bonus include the specific contribution to the overall performance of the Company by the business or operational unit led by each such NEO. Such contribution is reflected in various measurements, including the unit's profitability, growth and operational efficiency, as well as productive expense management and effective leadership. Factors particular to each NEO that also may be considered include significant project work and successful implementation of initiatives that affect the enterprise as a whole. Base salary and incentive opportunities for each NEO are also based, among other factors, on comparative market compensation data as described in the section entitled "Comparative Market Data." Final approval of all compensation payments is made by the Compensation Committee, which retains authority to make discretionary reductions in the award amounts.

        Base Salary.    Initial annual base salaries are set in consideration of median market data and other factors such as the executive's prior work experience and scope of responsibility. Thereafter, base salaries are reviewed by the Compensation Committee in connection with its annual compensation review. In order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment, the annual base salaries of our NEOs are reviewed by the Chief Executive Officer and Compensation Committee relative to peer group and insurance and financial industry survey data (see "Comparative Market Data"), and their respective experience, level of responsibility, individual performance and tenure with the Company. Mr. Worman received a base salary increase in 2018 in recognition of his performance and to bring him further into the competitive market range of our peer group.

        Incentive Compensation Awards.    The Company's Incentive Compensation Plan provides for annual cash and long-term stock-based incentive compensation for the NEOs of the Company, along with other executives. The elements of any incentive compensation for each NEO are subject to the terms and conditions of the Incentive Compensation Plan and the approval of the Compensation Committee.

        The Compensation Committee oversees all aspects of the Incentive Compensation Plan and has sole discretion to make all determinations on any matter relating to the Incentive Compensation Plan or any award granted under it. Under the Incentive Compensation Plan, the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components.

        The annual and long-term components of the incentive-based compensation for the NEOs are based on Core Income as the performance measure. Any potential awards for NEOs under the plan are determined pursuant to the definition of Core Income and specific targets approved by the Compensation Committee at the beginning of each relevant performance cycle. Accordingly, for 2018, the determination of compensation under both the annual incentive award plan ("AIB"), which is payable entirely in cash, and the long-term performance share award plan ("PSP"), which is payable entirely in shares of the Company's Common Stock, was based on one formula approved by the Compensation Committee at the beginning of 2018. The PSP is based on a one-year performance cycle followed by a two-year vesting period, which, taken together, results in a three-year aggregated cliff vesting period. We believe this aligns all our senior leaders, including the NEOs, with the interests of stockholders. The payout of the 2018 PSP, if any, will be in the first quarter of 2021.

        We believe that our long-term incentive compensation approach provides both a competitive and an appropriate compensation structure, while at the same time ensuring alignment between individual performance and contribution to the Company's operations with long-term stockholder value growth.

        Performance Assessment of all NEOs.    Our management performs an analytical and advisory role in the process of determining incentive compensation for our NEOs. Our Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with our Chief Human Resources Executive Officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer himself are developed by our majority stockholder in consultation with our Chief Human Resources Officer, and then recommended to the Compensation Committee. Since each NEO who reports to the Chief Executive Officer is assessed separately by him and the Compensation Committee as to each element of compensation, there is no direct relationship among those elements from one NEO to another. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses the individual for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements collectively for each NEO, to assure that in the aggregate they represent a fair and balanced package in light of individual achievements and overall Company results.

        Annual Incentive Award.    The 2018 Annual incentive awards under the Incentive Compensation Plan for the NEOs were calculated in accordance with a formula based upon our "Core Income" for that year, and each NEOs individual performance. The following is the definition of Core Income approved by the Compensation Committee:

        "Core Income" is defined as "net income," as reported in our fiscal year financial results, and adjusted by the following exclusions:

1)
Realized capital gains or losses, net of tax.

2)
The after-tax impact of items of gain, loss, income or expense (including but not limited to changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3)
The after-tax impact of net investment income from limited partnership (LP) and common equity investments in excess of the 2018 budgeted amount. To the extent that LP and common equity net investment income is below the budgeted amount, include LP and common equity net investment income up to the budgeted amount.

4)
The after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves for accident years prior to 2000 and any income statement impact below or above the budgeted amount of applying retroactive reinsurance accounting to the losses ceded to the NICO loss portfolio transfer.

5)
The after-tax impact of catastrophe losses of the Company or its subsidiaries in excess of the 2018 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

6)
The after-tax impact of net reserve strengthening due to unlocking of assumptions relating to long term care or benefit settlement option liabilities or relating to a disposition, loss portfolio transfer or other transaction that fixes or limits the Company's exposure to the run-off Life & Group businesses that the Committee deems to be in the best interest of shareholders.

7)
Any income tax expense or benefit attributable to the impact of a change in the federal income tax rate on deferred income tax assets and liabilities.

        We refer to "Core Income" as "CI."

        CI Achievement, as determined in accordance with the 2018 definition, is to be rounded to no more than the next 5% increment. The Committee retains the authority to exercise negative discretion on the final rounded achievement and on any of the items listed above except as specified in a contract between the Company or its subsidiaries and an eligible person.

        The foregoing CI definition was applied in the determination of the annual incentive cash awards, as explained below.

        With regard to 2018 annual cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs. Although CI as determined under this definition is derived from our net income, it does provide for certain exclusions. The primary purpose of the exclusions from net income reflected in the above definition of CI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO's performance and contribution to our operating results. The CI for 2018, determined pursuant to the above definition, was $1.172 billion, approximately $327 million higher than our reported CI, primarily as a result of certain adjustments provided for in the foregoing category of exclusions.

        Long-Term Incentive Award.    After the completion of the one-year performance period, the 2018 PSP awards under the Incentive Compensation Plan for the NEOs were determined in accordance with the same CI formula set forth above. Full vesting of these awards will generally occur in March of the third year following the grant date. With regard to 2018 long-term incentive awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs.

Annual Incentive Cash Compensation Awards

        The annual incentive cash compensation awards under the Incentive Compensation Plan for the NEOs for 2018 were primarily determined by performance compared to preset quantifiable financial goals based upon CI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; and net written premium production. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive's individual areas of responsibility, or both.

        For Mr. Robusto, the annual incentive cash compensation opportunity for 2018 was based upon a payout formula of 1.2% of 2018 CI as defined by the Compensation Committee, limited by an individual maximum payment amount of $4 million. For Messrs. Anderson, Mense, Worman, Leidwinger and Smith, the annual incentive cash compensation opportunities for 2018 were based upon a payout formula in each case of 0.5% of 2018 CI as defined by the Compensation Committee, limited by individual maximum payment amounts of $1.625 million, $3.3 million, $1.7 million, $1.663 million and, $1.625 million, respectively.

        For all NEOs, the Compensation Committee retains the power to exercise negative discretion for 2018 annual incentive cash compensation amounts of the amount produced by the applicable payout formula or CI target ranges or amounts, as applicable. The Compensation Committee also reserves the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions.

        In determining the annual incentive cash compensation awards for 2018, and relative to each NEO's target annual incentive award opportunity, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals of the Company and individual performance measures, as described above. The Company achieved CI of $1.172 billion for 2018, which was $104 million above the target CI goal. In addition to Company CI performance achievement, the annual incentive bonus amount to be paid to each NEO individually was based upon the assessment by Company senior management and the Compensation Committee of that NEO's success in his or her responsibilities during the performance period in question. Based upon this process of evaluation, the 2018 annual incentive bonus payouts for the NEOs ranged from 60.6% to 100% of the respective maximum annual incentive opportunities.

        The following table provides additional information:

Name	Year	Annual Incentive Cash Awards	Maximum Opportunity
Dino E. Robusto	2018	$4,000,000	$4,000,000
James M. Anderson(1)	2018	$1,000,000	$1,625,000
D. Craig Mense	2018	$2,000,000	$3,300,000
Douglas M. Worman	2018	$1,700,000	$1,700,000
Kevin J. Leidwinger	2018	$1,300,000	$1,662,500
Kevin G. Smith	2018	$1,300,000	$1,625,000
(1)
The amount for Mr. Anderson represents a prorated annual incentive cash award to account for his promotion to Chief Financial Officer as of August 1, 2018.

Long-Term Incentive Plan

        Under the Incentive Compensation Plan, potential PSP awards for NEOs, among other employees, are based upon CI, and, for 2018, were determined pursuant to the definition approved by the Compensation Committee. CI goals for the one-year performance period are described in further detail in the "Incentive Compensation Awards" section. The payout for the 2018 award will be made following the end of a two-year vesting period after the end of the 2018 performance year, or in the first quarter of 2021.

        The ranges of PSP award opportunities for the NEOs for 2018, as determined by the Compensation Committee, are reflected below in the 2018 Grants of Plan-Based Awards Table. The long-term incentive awards are granted annually and are earned based on CI for the performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting period following the end of the performance period. Payouts, if any, of the PSP awards for NEOs may range from 0% to 200% of target, based upon attainment of the performance goals, as determined by the Compensation Committee in its sole discretion, with the entirety of such award payable in shares of the Company's Common Stock.

        For the 2018 PSP performance period, CI for 2017 was $1.172 billion, determined pursuant to the above definition. At the February 5, 2019 Compensation Committee meeting, the Compensation

Committee determined and approved, based on the scale below and in its sole discretion, that the achievement for this award was equal to 108%.

2018 CI	2018 Payout as a Percentage of Target
Below Threshold	0%
Between Threshold and Target	50%-99%
Target: $1,000-$1,125M	100%
Above Target	101%-200%

        Stock-Based Awards.    Another element of our compensation program for NEOs is stock-based awards under the Incentive Compensation Plan which generally include restricted stock units (RSUs). These awards are used to attract senior talent and are granted upon commencement of employment.

        Retirement Plans.    CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the "Qualified Plans") and unfunded, non-qualified equalization plans for certain highly compensated employees (the "Non-Qualified Plans") which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA 401(k) Plus Plan (the "401(k) Plus Plan") and the CNA Non-Qualified Savings Plan, respectively.

        Other Benefits.    We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, short-term disability, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical examinations, preparation of personal income tax returns and paid parking. Each NEO's entitlement to such benefits is subject to the terms and conditions of the Company's policies with regard to them, as adjusted by the Company from time to time in its discretion. Severance and other benefits available to NEOs upon termination of employment are determined in accordance with any applicable agreements, which are summarized in the "Narrative Supplement to the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table" section, or the Company's severance or incentive compensation plans, as applicable.

Comparative Market Data

        The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by our Human Resources staff, which engages executive compensation consulting firm Willis Towers Watson to provide a competitive assessment of executive compensation. The assessment contains market data from executive compensation consulting firms: Mercer—Property & Casualty Insurance Compensation Survey; Willis Towers Watson—U.S. Financial Services Executive Survey—insurance industry and financial industry data, and also comparative compensation information regarding our peer group of companies. The competitor peer group for the 2018 evaluation consisted of the companies identified below, all of which are within the insurance industry.

  •
  The Allstate Corporation

  •
  American Financial Group, Inc.

  •
  Chubb Limited

  •
  CIGNA Corporation

  •
  Cincinnati Financial Corporation

  •
  The Hartford Financial Services Group, Inc.

  •
  Lincoln National Corporation

  •
  Markel Corporation

  •
  The Progressive Corporation

  •
  The Travelers Companies, Inc.

  •
  W.R. Berkley Corporation

  •
  XL Capital

        These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In addition, the Company regularly reviews executive compensation plan design, e.g. annual and long-term incentives, to assess whether our executive compensation program is in-line with companies of similar size, industry and ownership structure. It is the Company's goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company's competitor group; however, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall. Rather, the Company uses information from the surveys and peer companies cited above to assure that its recommendations to the Compensation Committee concerning overall compensation for each NEO are comparable to the full compensation packages given to executives in the same or similar positions in such peer companies and in companies from related industries. Thus, in any particular case, one or more components of a given NEO's entire compensation structure might not be directly aligned with the same component in compensation packages offered at peer companies, but overall compensation for that NEO would nevertheless be within the parameters reflected in peer and survey data as full compensation for the same or similar positions. This process promotes the Company's goal of offering its NEOs compensation structures that, taken as a whole, make it possible to retain the most talented and productive executive officers.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. We will provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant or other advisor retained by the Compensation Committee. Pursuant to this authority, the Compensation Committee would consider utilizing the services of a compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives, as needed. The Compensation Committee did not engage any outside consultants to perform such services in 2018.

Clawback Policy and Other Compensation Policies

        In 2019, we adopted a clawback policy which allows for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.

        The Company also determined to prohibit tax gross-ups in connection with personal use of corporate aircraft and financial tax planning services beginning in 2019.

Non-Binding Stockholder Vote on 2017 Executive Compensation

        We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a "say-on-pay" proposal). At the 2018 Annual Meeting, stockholders of the Company approved (98% approval), in a non-binding vote, the 2017 executive compensation, as disclosed in the 2018 proxy statement. Our Compensation Committee believes that this affirms our stockholders' support for our compensation program for NEOs. In addition, the Compensation Committee and the Board of Directors have considered the guidance provided by this advisory (non-binding) vote. The Company is submitting the 2018 executive compensation, as disclosed in this proxy statement, to stockholders for approval, in an advisory (non-binding) vote, in Proposal No. 2.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company's Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Marvin Zonis (Chairman)
Michael A. Bless
Jose O. Montemayor
Don M. Randel
André Rice

 COMPENSATION OF EXECUTIVE OFFICERS

        The following 2018 Summary Compensation Table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2018:

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
Dino E. Robusto	2018	$1,000,000	—	$4,499,973	$4,000,000	—	$609,203	$10,109,176
Chief Executive Officer	2017	$1,000,000	—	$4,499,994	$4,357,500	—	$778,287	$10,635,782
CNA Financial Corporation	2016	$114,103	$3,250,000	$1,218,720	$250,000	—	$29,031	$4,861,854

James M. Anderson	2018	$504,167	—	$199,957	$1,000,000	—	$110,065	$1,814,190
Executive Vice President &
Chief Financial Officer
CNA Financial Corporation

D. Craig Mense	2018	$825,000	$4,000,000	$1,031,211	$2,000,000	—	$300,986	$8,157,197
Executive Vice President &	2017	$825,000	—	$1,031,215	$2,653,750	—	$276,956	$4,786,921
Chief Financial Officer (Retired)	2016	$825,000	—	$1,546,841	$2,165,000	—	$193,260	$4,730,101
CNA Financial Corporation

Douglas M. Worman	2018	$672,500	—	$812,482	$1,700,000	—	$205,133	$3,390,116
EVP & Chief Underwriting Officer	2017	$532,083	—	$2,289,873	$1,599,306	—	$42,010	$4,463,273
CNA Insurance Companies

Kevin J. Leidwinger	2018	$665,000	—	$831,202	$1,300,000	—	$217,151	$3,013,353
President & Chief Operating Officer	2017	$665,000	—	$831,245	$1,686,458	—	$185,419	$3,368,122
Commercial
CNA Insurance Companies

Kevin G. Smith	2018	$650,000	—	$812,482	$1,300,000	—	$200,315	$2,962,797
President & Chief Operating Officer
Specialty
CNA Insurance Companies
(a)
Base salary includes compensation deferred under the CNA 401(k) Plus Plan and CNA Non-Qualified Savings Plan.

(b)
For Mr. Mense, represents a cash bonus payment pursuant to a retention agreement dated February 4, 2016.

(c)
Represents the full grant date fair value of stock awards for fiscal years 2016, 2017 and 2018, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see Note J to our consolidated financial statements included in our 2018 Annual Report on Form 10-K for additional information. For the performance share unit awards for Messrs. Robusto, Anderson, Mense, Worman, Leidwinger and Smith the amount reported assumes target level achievement, please refer to the "Grants of Plan-Based Awards Table" and "Stock-Based Awards" section of the Compensation Discussion and Analysis for more details on these awards.

(d)
Amounts disclosed for 2018 include annual incentive cash awards. Amounts disclosed for 2016 and 2017 include annual incentive cash awards and long-term cash awards. Long-term cash awards for 2016 and 2017 were earned based on adjusted book value targets over a three-year performance period (please see table below for additional information).

(e)
None of the NEOs receive benefits under the qualified or non-qualified pension plan.

(f)
Please refer to the All Other Compensation Table below for additional information.

 NON-EQUITY INCENTIVE PLAN COMPENSATION FOOTNOTE TABLE

Name	Year	Annual Incentive Cash Awards	Long-Term Cash Awards	Total Non-Equity Incentive Plan Compensation
Dino E. Robusto	2018	$4,000,000	—	$4,000,000
	2017	$4,000,000	$357,500	$4,357,500
	2016	$250,000	—	$250,000

James M. Anderson	2018	$1,000,000	—	$1,000,000

D. Craig Mense	2018	$2,000,000	—	$2,000,000
	2017	$2,200,000	$453,750	$2,653,750
	2016	$2,165,000	—	$2,165,000

Douglas M. Worman	2018	$1,700,000	—	$1,700,000
	2017	$1,500,000	$99,306	$1,599,306

Kevin J. Leidwinger	2018	$1,300,000	—	$1,300,000
	2017	$1,400,000	$286,458	$1,686,458

Kevin G. Smith	2018	$1,300,000	—	$1,300,000

 2018 ALL OTHER COMPENSATION TABLE

        The following 2018 All Other Compensation Table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2018.

Name	Year	Parking Benefit	Tax Preparation	Executive Physicals	Company Aircraft (a)	Club Memberships/ Companion Travel	Tax Reimbursements (b)	Dividend Equivalent Payments (c)	401(k) Plus Plan and Non-Qualified Savings Plan Contributions	Other	Total
Dino E. Robusto	2018	$640	—	—	$224,797	—	$11,966	—	$371,800	—	$609,203
James M. Anderson	2018	$800	—	—	—	$1,500	—	$9,489	$98,276	—	$110,065
D. Craig Mense	2018	$1,760	$2,500	—	—	$7,935	—	$48,936	$239,855	—	$300,986
Douglas M. Worman	2018	—	—	—	—	$2,651	$1,012	$54,410	$147,060	—	$205,133
Kevin J. Leidwinger	2018	$1,920	—	—	—	$7,520	—	$37,072	$170,639	—	$217,151
Kevin G. Smith	2018	$1,920	$15,000	—	—	$9,481	$11,954	$28,874	$133,087	—	$200,315
(a)
Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, maintenance labor and parts, engine maintenance, landing/parking fees, crew expenses, catering and supplies.

(b)
Under the Internal Revenue Code, the Company is required to impute income to each NEO for the value of perquisites. The amounts represented are reimbursements for taxes on imputed income related to personal use of Company aircraft applying the Standard Industry Fare Level (SIFL) methodology (Mr. Robusto), spousal travel on the Company aircraft (Mr.Worman) and financial tax planning services (Mr. Smith). The Company determined to prohibit tax gross-ups in connection with personal use of corporate aircraft and financial tax planning services beginning in 2019.

(c)
Represents dividend equivalent payments made in connection with vesting of performance share units or restricted share units.

2018 GRANTS OF PLAN-BASED AWARDS TABLE

        The following 2018 Grants of Plan-Based Awards Table provides additional information on awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
									Grant Date Fair Value of Stock Awards ($)(c)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)(a)	Threshold (#)	Target (#)	Maximum (#)(b)
Dino E. Robusto	Performance Share Plan Award	3/15/18	—	—	—	43,029	86,058	172,116	$4,499,973
	Annual Cash		—	$2,000,000	$4,000,000	—	—	—	—
James M. Anderson	Performance Share Plan Award	3/15/18	—	—	—	1,912	3,824	7,648	$199,957
	Annual Cash		—	$812,500	$1,625,000	—	—	—	—
D. Craig Mense	Performance Share Plan Award	3/15/18	—	—	—	9,860	19,721	39,442	$1,031,211
	Annual Cash		—	$1,650,000	$3,300,000	—	—	—	—
Douglas M. Worman	Performance Share Plan Award	3/15/18	—	—	—	7,769	15,538	31,076	$812,482
	Annual Cash		—	$850,000	$1,700,000	—	—	—	—
Kevin J. Leidwinger	Performance Share Plan Award	3/15/18	—	—	—	7,948	15,896	31,792	$831,202
	Annual Cash		—	$831,250	$1,662,500	—	—	—	—
Kevin G. Smith	Performance Share Plan Award	3/15/18	—	—	—	7,769	15,538	31,076	$812,482
	Annual Cash		—	$812,500	$1,625,000	—	—	—	—
(a)
These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The awards for each of the NEOs consist of an amount equal to a portion of that percentage of CI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2018 annual incentive cash award achievements were determined and approved by the Compensation Committee on February 5, 2019 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the "Annual Incentive Cash Compensation Awards" section of the Compensation Discussion and Analysis for more information concerning these awards.

(b)
These amounts represent Core Income-based long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. The award has a 100% equity component. The Core Income-based long-term incentive PSP awards are granted annually and are earned based on Core Income for the performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting cycle following the end of the performance period. Payouts, if any, may range from 0% to 200% of target, based on the attainment of the performance goals. Only awards related to the 2018 performance cycle are included in this table. Please refer to the Incentive Compensation Awards section of the Compensation Discussion & Analysis for more information concerning these awards.

(c)
Represents full grant date fair value of 2018 awards calculated in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see Note J to our consolidated financial statements included in our 2018 Annual Report on Form 10-K for additional information. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards will ever be realized by the NEOs.

Narrative Supplement to the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table

        The terms of employment of the NEOs, and the form of their written arrangements if any, are approved by the Compensation Committee. Of the NEOs, Messrs. Robusto and Mense had effective employment arrangements during 2018 which included severance provisions. The material terms of such arrangements are described below.

        Pursuant to an employment agreement, dated November 13, 2015, Mr. Robusto was appointed Chairman of the Board and Chief Executive Officer of the Company. Mr. Robusto's agreement provides for his term to expire on November 21, 2020 and annual base salary compensation of $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee.

        In addition, Mr. Robusto is entitled to commencement payments as specified in the employment agreement, annual incentive cash awards under the Incentive Compensation Plan with an annual target bonus opportunity of $2 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash and equity awards, calculated pursuant to specific performance goals as outlined in the "Compensation Discussion and Analysis" section above, and as determined by the Compensation Committee and subject to its approval and adjustment.

        If Mr. Robusto's employment is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to date of termination; unpaid expense reimbursements and 24 months of Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination.

        Further, under the foregoing termination circumstances, if Mr. Robusto timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive severance payments and benefits as described in the employment agreement. Please refer to the "Potential Payments Upon Termination Tables" for more information. The foregoing severance payments are subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations related to it.

        Pursuant to a retention agreement dated February 4, 2016, Mr. Mense served as Executive Vice President through December 31, 2018 and Chief Financial Officer of the Company through July 31, 2018. The agreement provided for a term through November 19, 2018 (the "Target Date"), at which time a retention bonus would be payable to Mr. Mense in the amount of between $3.5 million and $4 million at the discretion of the Compensation Committee. The retention bonus would be payable earlier than the Target Date should Mr. Mense have been terminated without "cause" or if he resigned for "good reason" (each as defined in the agreement). The agreement also provided for annual base salary of no less than $825,000 during the term of his employment, in addition to a target annual incentive bonus of no less than 200% of his base salary. In addition, certain provisions in the agreement entitled Mr. Mense to long-term incentive compensation awards pursuant to the Incentive Compensation Plan. Pursuant to the retention agreement, on December 12, 2018, the Compensation Committee approved a payment of $4 million to Mr. Mense, which was then paid prior to the end of the calendar year.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

        The following 2018 Outstanding Equity Awards at Fiscal Year End Table summarizes equity awards made to the NEOs which were outstanding as of December 31, 2018.

		Option/SARs Awards					Stock Awards
											Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)						Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options/SARs (#)	Number of Securities Underlying Unexercised Options/SARs (#)
								Market Value of Shares or Units of Stock That Have Not Vested ($)
							Number of Shares or Units of Stock That Have Not Vested (#)
					Option/SARs Exercise Price ($)
						Option/SARs Expiration Date
Name	Date of Grant	Exercisable	Unexercisable
Dino E. Robusto	3/15/2017	—	—	—	—	—	116,817	$5,157,471	(b)	—	—
	3/15/2018	—	—	—	—	—	92,942	$4,103,389	(c)	—	—

James M. Anderson	5/5/2016	—	—	—	—	—	6,172	$272,494	(a)	—	—
	3/15/2017	—	—	—	—	—	5,191	$229,183	(b)	—	—
	3/15/2018	—	—	—	—	—	4,129	$182,295	(c)	—	—

D. Craig Mense	3/15/2018	—	—	—	—	—	21,298	$940,307	(b)	—	—

Douglas M. Worman	3/7/2017	—	—	—	—	—	17,273	$762,603	(d)	—	—
	3/15/2017	—	—	—	—	—	17,576	$775,980	(b)	—	—
	3/15/2018	—	—	—	—	—	16,781	$740,881	(c)		—

Kevin J. Leidwinger	5/5/2016	—	—	—	—	—	24,112	$1,062,375	(a)	—	—
	3/15/2017	—	—	—	—	—	21,578	$952,669	(b)	—	—
	3/15/2018	—	—	—	—	—	17,167	$757,923	(c)	—	—

Kevin G. Smith	5/22/2017	—	—	—	—	—	9,023	$398,365	(d)	—	—
	5/22/2017	—	—	—	—	—	12,294	$542,780	(b)	—	—
	3/15/2018	—	—	—	—	—	16,781	$740,881	(c)	—	—
(a)
Represents outstanding performance share unit awards for the PSP 2016 performance cycle at actual achievement. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was 100%. Such performance share unit awards vest on March 15, 2019. For more information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(b)
Represents outstanding performance share unit awards for the PSP 2017 performance cycle at actual achievement. At the February 6, 2018 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 115%. Such performance share unit awards will vest no later than March 2020. For information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(c)
Represents outstanding performance share unit awards for the PSP 2018 performance cycle at actual achievement. At the February 5, 2019 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 108%. Such performance share unit awards will vest no later than March 2021. For information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(d)
Represents an initial grant of restricted stock units upon commencement of employment. These outstanding restricted stock units vest on the second anniversary of the grant date. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

 2018 OPTION EXERCISES AND STOCK VESTED

        The following 2018 Option Exercises and Stock Vested Table summarizes the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2018.

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino E. Robusto	—	—	27,820	$1,454,708

James M. Anderson	—	—	2,539	$132,764

D. Craig Mense	—	—	77,513	$3,570,901

Douglas M. Worman	—	—	19,559	$1,018,767

Kevin J. Leidwinger	—	—	13,397	$700,529

Kevin G. Smith	—	—	10,590	$525,960

2018 NON-QUALIFIED DEFERRED COMPENSATION TABLE

        The following 2018 Non-Qualified Deferred Compensation Table provides information on executive contributions, earnings and account balances for the NEOs in the CNA Non-Qualified Savings Plan, a non-qualified, unfunded and unsecured deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Dino E. Robusto	$43,500	$289,769	$7,655	—	$452,867

James M. Anderson	$16,792	$60,736	$5,262	—	$274,084

D. Craig Mense	$146,500	$217,384	$100,912	—	$4,608,413

Douglas M. Worman	—	$97,889	$1,868	—	$112,908

Kevin J. Leidwinger	$23,400	$135,699	$8,436	—	$434,714

Kevin G. Smith	$98,500	$89,422	$3,960	—	$269,475
(a)
Reflects amounts that have been reported as Salary in the Summary Compensation Table.

(b)
Includes Company performance and additional matching contributions, as further explained below, credited to the NEO's account in the 2018 calendar year for 2017 performance. Company performance and additional matching contributions for 2018 performance will be credited to the NEOs account in the first quarter of 2019 and are not reflected in this table. For information regarding employer contributions, please refer to the discussion in the "Narrative Supplement to the 2018 Non-Qualified Deferred Compensation Table" section following this table.

Narrative Supplement to the 2018 Non-Qualified Deferred Compensation Table

        CNA's defined contribution plans consist of the 401(k) Plus Plan, which is a tax-qualified 401(k) plan, and the CNA Non-Qualified Savings Plan, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the 401(k) Plus Plan immediately upon hire, and generally may elect to contribute a portion of their compensation to the 401(k) Plus Plan as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the 401(k) Plus Plan as a result of IRC Section 401(a)(17) (which includes all of the NEOs) may make an annual election to contribute up to 50% of eligible compensation to the 401(k) Plus Plan until the Section 401(a)(17) or the 402(g) limit is reached. Thereafter, the employee's pre-tax and Roth contribution elections will be combined and credited to the CNA Non-Qualified Savings Plan on a pre-tax basis. In addition, if the employee's total contributions to the 401(k) Plus Plan for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to IRC Sections 402(g) or 415, the excess may be credited to the CNA Non-Qualified Savings Plan.

        Employer contributions to the CNA Non-Qualified Savings Plan are calculated on the same basis as contributions to the 401(k) Plus Plan as described below, but only to the extent that employer contributions to the 401(k) Plus Plan are limited by the IRC. The vesting requirements for employer contributions to the CNA Non-Qualified Savings Plan are also the same as the vesting requirements for contributions to the 401(k) Plus Plan. However, participants in the CNA Non-Qualified Savings Plan are not permitted to select among different investment funds, as are participants in the 401(k) Plus Plan. Instead, all accounts in the CNA Non-Qualified Savings Plan are credited with earnings at the rate earned by the 401(k) Plus Plan's Invesco Stable Value Fund. All employees are entitled to receive the enhanced Company contributions in the 401(k) Plus Plan of an annual basic employer contribution to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan, if applicable, of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional employer match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional employer matching contributions are referred to herein as "Enhanced 401(k) Plus" and "Enhanced CNA Non-Qualified Savings Plan." All eligible employees are entitled to a 70% employer matching contribution to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan, if applicable, on the first 6% of eligible compensation contributed by the employee. The employer matching contribution rates for employees during the first year of service are 50% of the foregoing.

        Employer matching, basic and performance contributions to both the 401(k) Plus Plan and CNA Non-Qualified Savings Plan, vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. Only Mr. Anderson and Mr. Mense were fully vested in their 401(k) Plus Plan and CNA Non-Qualified Savings Plan account balances.

        All salary amounts and annual incentive cash compensation amounts are considered eligible compensation for purposes of the basic and performance contributions to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan. Only base salary is considered eligible compensation for purposes of employer matching contributions to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan.

2018 POTENTIAL PAYMENTS UPON TERMINATION TABLES

        The following 2018 Potential Payments upon Termination Tables provide the present value of the potential payments upon termination. Annual Incentive Cash Payments, and Equity Awards are assumed at actual performance level achievements approved by the Compensation Committee for purposes of these tables. Please refer to the "Narrative Supplement to the 2018 Summary Compensation Table, and the 2018 Grants of Plan-Based Awards Table" section for more information regarding termination.

Dino E. Robusto

Benefit	Termination w/o Cause or for Good Reason	Retirement	Voluntary Termination	For Cause Termination	Death/Disability	Change in Control
Annual Incentive Cash Payment	$4,000,000	—	—	—	$4,000,000	—

Equity Awards (a)	$8,267,330	—	—	—	$8,267,330	—

Severance Related Payments (b)	$5,750,000	—	—	—	—	—

Benefits and Perquisites (c)	$1,896	—	—	—	$948	—

Excise Tax and Gross-Up	—	—	—	—	—	—

Total Potential Payments	$18,019,226	—	—	—	$12,268,278	—

  (a)
  The amounts reported in this row represent the aggregate value of equity awards that would vest in connection with a termination of employment based on the closing price per share of our common stock on December, 31, 2018.

  (b)
  Severance Related payments includes severance payments due to the executive in connection with his termination as described in the "Narrative Supplement to the 2018 Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table" section, that may become payable as a result of such termination.

  (c)
  The amount reported in this row represents the present value of continuing Mr. Robusto's life insurance benefit at the same level and cost to him as immediately preceding the date of termination for 24 months in the event of termination without cause or for good reason, and 12 months in the event of death or disability.

        As of December 31, 2018, only Mr. Robusto has a severance arrangement with the Company. The following would have become payable under existing equity-based plans if the named executive's employment had terminated on December 31, 2018 under the following scenarios:

  (1)
  Retirement: Mr. Mense, $868,907

  (2)
  Death or Disability: Mr. Anderson, $2,155,429; Mr. Worman, $2,119,066; Mr. Leidwinger, $2,589,494; Mr. Smith, $1,553,203

2018 PAY RATIO DISCLOSURE

        We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity. The program also promotes fiscally responsible pay decisions, encourages efficient use of our resources and ensures compliance with applicable legal and contractual requirements.

        In 2018, the annual total compensation of Dino Robusto, our Chief Executive Officer ("CEO") was $10,109,176.

        The annual total compensation of our median employee was $108,212.

        As a result, the ratio of the annual total compensation of our CEO to our median employee was 93:1.

        In order to estimate our CEO pay ratio, we first determined our employee population using a determination date of December 31, 2018. We identified the median employee using a compensation measure that incorporates base salary, overtime and annual bonus. For employees hired during the year, their compensation was annualized to reflect a full year of wages. We did not include independent contractors in our determination. Once the median employee was identified, the annual total compensation for the median employee other than the CEO was calculated using the same methodology we use to calculate Total Annual Compensation for our named executive officers as set forth in the 2018 Summary Compensation table contained in this proxy statement.

        The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

 RELATED PARTY TRANSACTIONS

        It is our policy that any transaction involving the Company or any of its subsidiaries in which any of our directors, executive officers, principal stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our stockholders, including our minority stockholders.

        The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the "Tax Allocation Agreement") that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon 30 days' prior written notice. In 2018, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increase in the federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $170 million to Loews for 2018 under the Tax Allocation Agreement.

        The Company, certain Company subsidiaries and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the "Investment Services Agreement"). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and its subsidiaries certain investment facilities and services. The Company and any applicable subsidiary pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2018 amounted to approximately $43 million. In addition, the Company reimburses Loews for certain expenses related to the provision of limited corporate services by Loews employees. In 2018, such reimbursement amounted to less than $1 million.

        In 2018, a subsidiary of the Company ("Subsidiary") and Loews entered into a Services Agreement ("Services Agreement"). Under the Services Agreement, which was approved by our Audit Committee, the Subsidiary provides to Loews investment- related services (the "Services") and Loews reimburses the Subsidiary for the same. In 2018, such reimbursement amounted to approximately $500,000. Also, during 2018, Loews or its subsidiaries paid premiums on bonds, insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $2 million.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 required our directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the Company, we believe that all Section 16(a) filing requirements were complied with during the 2018 fiscal year.

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION (NON-BINDING)
(Proposal No. 2)

        This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay practices with respect to the NEOs. This vote is intended to provide an overall assessment of our executive compensation program and is not intended to focus on any specific item of compensation. You should consider the details of our executive compensation program provided in the 2018 Summary

Compensation Table and the tables and narrative discussion that follow it. This disclosure sets forth the factors considered in determining executive compensation packages, including market information utilized in implementing competitive compensation to attract top talent. We request stockholder approval of the executive compensation as disclosed pursuant to the SEC's compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

        As an advisory vote, this proposal is not binding upon our Board or the Company. However, we expect that our Compensation Committee, which is responsible for determining and implementing our executive compensation program, will consider the outcome of the vote when making future executive compensation determinations.

        The Board of Directors recommends that the stockholders vote FOR Proposal No. 2.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

        Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2019. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company's stockholders at the Annual Meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the Company's stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

        For the years ended December 31, 2018 and 2017, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), which includes Deloitte Consulting.

        Audit and audit-related fees aggregated for the year ended 2018 were $12.7 million and for the year ended 2017 were $11.7 million and were composed of the below-described categories:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K, for consents and comfort letters, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for years ended December 31, 2018 was $12.1 million and December 31, 2017 was $11.4 million.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the year ended December 31, 2018 were $0.6 million and for the year ended December 31, 2017 were $0.3 million. These fees generally include fees for audits of the Company's employee benefit plans, accounting consultations, SEC-related matters and an examination conducted in accordance with the Statement on Standards for Attestation Engagements No. 18 (SSAE 18).

Tax Fees

        There were no fees for tax services in 2018. The aggregate fees billed for tax services for the year ended December 31, 2017 was $25,000.

All Other Fees

        There were no fees for services not included above in either 2018 or 2017.

        Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairman of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting. All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

        The Board of Directors recommends that the stockholders vote FOR Proposal No. 3.

 OTHER MATTERS

        The Company is not aware of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act in their best judgment on behalf of the stockholders they represent.

        The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mail, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone, by electronic transmission, or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS
TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS

        The Company has a process by which stockholders or other interested parties may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o Secretary, CNA Financial Corporation, 151 North Franklin Avenue, 9th Floor, Chicago, Illinois 60606. All such communications from stockholders will be forwarded to the members of the Board.

        Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

  •
  By submitting the communication in writing addressed to:

    Presiding Director, Non-Management Directors of CNA Financial Corporation
    c/o Secretary
    CNA Financial Corporation
    151 N. Franklin Street
    9th Floor
    Chicago, Illinois 60606

  •
  By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

  •
  By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

 STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Inclusion of Proposals in the Company's Proxy Statement and Proxy Card under the SEC Rules

        Stockholder proposals for inclusion in proxy materials for the 2020 Annual Meeting should be addressed to the Company's Senior Vice President, Deputy General Counsel and Secretary, 151 N. Franklin Street, 9th Floor, Chicago, Illinois 60606, and must be received by November 15, 2019 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the 2020 Annual Meeting may confer discretionary authority to vote on any proposals submitted after January 24, 2020 without a description of them in the proxy materials for that meeting.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

        A stockholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2020 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements in the Company's bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Company's proxy statement and form of proxy/voting instruction card pursuant to SEC rules.

        The Company's bylaws require a stockholder who wants to nominate a director to submit a stockholder proposal be a stockholder of record at the time of giving the notice and the time of the meeting, be entitled to vote at the meeting and comply with the advance notice provisions in the bylaws. Such provisions require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and disclosure of any material relationship between the shareholder or the beneficial owner and the proposed nominee or nominees, including any material interest in such business of the stockholder or beneficial owner. The bylaws require that stockholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in such business. In order to be considered timely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act, under the advance notice requirements of the Company's bylaws, the proposal or recommendation for nomination must be received by the Company's Senior Vice President, Deputy General Counsel and Secretary (at the address above) at least 90 days but no more than 120 days prior to the first anniversary of the previous year's meeting. For the 2020 Annual Meeting, a proposal or recommendation for nomination must be received no earlier than December 24, 2019 and not later than January 24, 2020. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In the case of nominations of persons for election as directors at a special meeting called for such a purpose, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

        Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board of Directors, the advance notice provisions of the Company's bylaws shall be the exclusive means for a stockholder to propose business to be brought before an Annual Meeting.

        In addition, the bylaws require that a stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, must also include (1) the name and address of the stockholder, (2) the class and number of shares beneficially owned and held of record by the stockholder and beneficial owner, (3) any derivative, swap or any other transaction or series of transactions engaged in, directly or indirectly, by the stockholder or the beneficial owner the purpose or effect of which is to give the stockholder or beneficial owner economic risk similar to ownership in the Company, (4) a representation that the stockholder is the holder of record of the shares and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal or nomination, and (5) a representation that the stockholder or the beneficial owner intends to be or is part of a group which intends to deliver a proxy statement or form of proxy to the holders of at least the percentage of the Company's outstanding shares required to approve or adopt the proposal or elect the nominee, or otherwise plans to solicit proxies from the stockholders in support of the nomination or proposal.

By order of the Board of Directors,
STATHY DARCY Senior Vice President, Deputy General Counsel and Secretary
Chicago, Illinois March 15, 2019

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2019 CNA FINANCIAL CORPORATION You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. CNA FINANCIAL CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 0000403520_1 R1.0.1.18 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: March 01, 2019 Date: April 24, 2019Time: 7:30 AM CDT Location: 151 North Franklin Street Chicago, Illinois 60606

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods possession available and follow the instructions. marked by the arrow 0000403520_2 R1.0.1.18 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any specia requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. l 1. Annual Report2. Notice & Proxy Statement How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 10, 2019 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election to the Board of the eleven nominees named below: Nominees 01 06 11 Michael A. Bless Kenneth I. Siegel Marvin Zonis 02 Jose O. Montemayor 07 Andrew H. Tisch 03 Don M. Randel 08 Benjamin J. Tisch 04 Andre Rice 09 James S. Tisch 05 Dino E. Robusto 10 Jane J. Wang The Board of Directors recommends you vote FOR proposals 2. and 3.. 2. An Advisory, (non-binding) vote to approve named executive officer compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2019. NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 and 3. 0000403520_3 R1.0.1.18 Voting items

0000403520_4 R1.0.1.18

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CNA FINANCIAL CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election to the Board of the eleven nominees named below: Nominees 01 Michael A. Bless 06 Kenneth I. Siegel 11 Marvin Zonis 02 Jose O. Montemayor 07 Andrew H. Tisch 03 Don M. Randel 08 Benjamin J. Tisch 04 Andre Rice 09 James S. Tisch 05 10 Dino E. Robusto Jane J. Wang The Board of Directors recommends you vote FOR proposals 2. and 3.. 2. An Advisory, (non-binding) vote to approve named executive officer compensation. For 0 0 Against 0 0 Abstain 0 0 3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2019. NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 and 3. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000403521_1 R1.0.1.18

CNA FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 24, 2019 7:30 a.m. CNA FINANCIAL CORPORATION 151 North Franklin Street Chicago, IL 60606 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com CNA FINANCIAL CORPORATION Annual Meeting of Stockholders April 24, 2019 7:30 AM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the use at the Annual Meeting on April 24, 2019 at 7:30 a.m. D.E. Robusto, A.H. Tisch, J.S. Tisch (the "Proxy Committee"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 24, 2019 or at any postponement or adjournment thereof. Shares represented by this Proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the election of each of the Board's nominees for director in Proposal 1, FOR the advisory, (non-binding) vote approving named executive officer compensation in Proposal 2 and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2019 in Proposal 3. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000403521_2 R1.0.1.18

QuickLinks

ELECTION OF DIRECTORS (Proposal No. 1)
SUBMITTED BY THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE
COMPENSATION OF EXECUTIVE OFFICERS
2018 SUMMARY COMPENSATION TABLE
NON-EQUITY INCENTIVE PLAN COMPENSATION FOOTNOTE TABLE
2018 ALL OTHER COMPENSATION TABLE
2018 GRANTS OF PLAN-BASED AWARDS TABLE
2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
2018 OPTION EXERCISES AND STOCK VESTED
2018 NON-QUALIFIED DEFERRED COMPENSATION TABLE
2018 POTENTIAL PAYMENTS UPON TERMINATION TABLES
2018 PAY RATIO DISCLOSURE
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION (NON-BINDING) (Proposal No. 2)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 3)
OTHER MATTERS
STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS
STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING